Exhibit 10.5

Herr
Martin Hendricks
Am Abhang 11
22587 Hamburg

24.Juli 2014
ANSTELLUNGSVERTRAG / EMPLOYMENT CONTRACT

Sehr geehrter Herr Hendricks / Dear Mr Hendricks ,

Dieser Vertrag ersetzt den Vertrag mit Federal-Mogul Corporation vom 1. Oktober 2012. Folgende Vereinbarungen sind hiermit getroffen / This contract replaces the former contract with Federal-Mogul Corporation, dated October 1st, 2012. The following is hereby agreed:

Pflichten und Verantwortung
Mit Wirkung vom 01.08.2014 werden Sie als President Motorparts, EMEA eingesetzt.

Der Dienstsitz ist Glinde.

Die Honeywell Friction Materials International GmbH ist Teil des global operierenden Federal-Mogul Konzerns mit Hauptsitz in Southfield, Michigan, USA. Der Konzern ist global unternehmensübergreifend organisiert. Im Rahmen Ihrer Tätigkeit sind Sie in diese globale Matrix-Organisation eingebunden. Ihre Einbindung ergibt sich aus dem jeweils gültigen Organisationsplan der Gesellschaft und des Konzerns.

In dieser Position berichten Sie an den CEO Federal Mogul Motorparts.

Die Gesellschaft behält sich vor, das Tätigkeitsgebiet zu ändern oder zu ergänzen. Darüber hinaus kann Ihnen eine andere, vergleichbare Tätigkeit innerhalb des deutschen Federal-Mogul-Konzerns übertragen werden.

Duties and responsibility

With effect from August 1st, 2014, you will be employed as President Motorparts, EMEA.

The regular place of employment will be
Glinde.

Honeywell Friction Materials International GmbH is part of the global Federal-Mogul Corporation headquartered at Southfield, Michigan, USA. The Company is organized globally on a cross-company structure. For purposes of your work you will be integrated into this global matrix organization. Your organizational position will be determined by the company and the Group organization chart applicable.

In this function you will report to the CEO Federal Mogul Motorparts.

The company reserves the right to change or add to your duties. Furthermore, you may be assigned to another comparable position within the German Federal-Mogul group, involving transfer to another company.

Es ist Ihre Verpflichtung, alle Geschäftsunterlagen - auch die persönlichen Aufzeichnungen - als vertraulich zu haltendes Eigentum der Gesellschaft zu behandeln und sorgfältig unter Verschluß zu halten.
You are obliged to treat all business documents - including personal notes and records - as the confidential property of the company and to keep them safely under lock and key.
Mit dem vertraglich vereinbarten Gehalt sind sämtliche Tätigkeiten und Arbeitszeiten im Dienste der Gesellschaft, einschließlich der, die auf Dienstreisen entstehen, abgegolten.	The contractually agreed salary shall cover all activities and hours worked in the service of the company including those arising on business trips.

Bezüge

Als Vergütung für Ihre Tätigkeit erhalten Sie ein festes Jahresgehalt in Höhe von

€ 300.000,-- brutto

(i. W. dreihunderttausend)

Das Gehalt wird nach Abzug der gesetzlichen Abgaben in 12 gleichen Teilbeträgen ausgezahlt.

Salary

As payment for your work you will receive a fixed annual salary of

€ 300.00.-- gross

(say three hundred thousand)

The salary shall be paid in 12 equal monthly parts after deduction of the statutory charges.

Im Abstand von 12 Monaten soll Ihr Grundgehalt von der Geschäftsführung bzw. von dazu bevollmächtigten Personen überprüft werden. Es soll dann den allgemeinen wirtschaftlichen Verhältnissen unter besonderer Berücksichtigung der Ertrags- und Finanzlage des Unternehmens angepasst werden.

Your basic salary shall be reviewed annually by management or persons authorised thereto. It shall be adjusted in line with the general economic conditions taking special account of the earnings and financial situation of the company.

Sie werden in das Federal-Mogul Management Incentive Plan (MIP)-Bonus-Programm einbezogen. Für Ihr MIP ist eine Zielerreichung von 60% Ihres jeweiligen Jahresfestgehalts definiert. Die Berechnung und Auszahlung erfolgt in Anlehnung an die MIP Richtlinie üblicherweise im ersten Quartal des Folgejahres.

You will be eligible to participate in the Company’s discretionary Management Incentive Plan (MIP) Bonus Scheme. Your MIP has a target of 60% of your basic salary and will be paid in accordance with the MIP Outline, in general during the first quarter of the following year.

Gehaltszahlung bei Krankheit und Tod

Im Falle unverschuldeter Arbeits-unfähigkeit durch Krankheit oder Unfall erhalten Sie zunächst für 6 Wochen Ihr Grundgehalt weiter. Danach erhalten Sie für die Dauer von 12 Monaten einen Zuschuß zu den Barleistungen Ihrer gesetzlichen Krankenkasse oder Ersatzkasse, der -zusammen mit diesem Krankengeld -die Höhe Ihrer Nettobezüge gemäß Ziffer 2.1 erreicht.

Salary payments in the event of sickness and death

In the event of excusable incapacitation due to sickness or accident you will initially continue to receive your basic salary for 6 weeks. Thereafter, you will receive for 12 more months a subsidy towards the cash benefits paid by your statutory or private health insurance fund which - together with this sickness pay - will reach the level of your net earnings as under 2.1.

Im Falle Ihres Todes erhalten Ihre Hinterbliebenen (Witwe und unterhaltsberechtigte Kinder) das Grundgehalt gemäß Ziffer 2.1 noch für die Dauer von sechs Monaten, beginnend mit dem Ablauf des Sterbemonats, weiter.

In the event of your death your surviving dependants (widow and dependent children) will continue to receive the basic salary as under 2.1 for a period of 6 months commencing after expiry of the month of your death.

Nebenleistungen

Für die Erstattung der Kosten anlässlich von Dienstreisen gelten die jeweils gültigen steuerlichen Vorschriften sowie die Richtlinien der Gesellschaft, die insoweit Bestandteil dieses Vertrages sind.

Fringe benefits

Reimbursement of expenses incurred on business trips shall be governed by the applicable tax regulations and by the rules of the company, which in this respect are a constituent part of this contract.

Die Gesellschaft stellt Ihnen für die Dauer des Anstellungsvertrages einen angemessenen Dienstwagen - gemäß der bestehenden Dienstwagen-Richtlinie unserer Gesellschaft - zur Verfügung, der auch zu Privatfahrten benutzt werden kann. Betriebs- und Unterhaltungskosten trägt die Gesellschaft. Die Versteuerung des geldwerten Vorteils für die private Nutzung übernehmen Sie.

In accordance with the company’s car policy in force, the company will provide a suitable company car for the duration of employment, which may also be used privately. Operating and maintenance costs will be defrayed by the company. Payment of tax on the benefit in money value for private use will be your responsibility.

Die Gesellschaft schließt zu Ihren Gunsten eine Unfallversicherung mit folgenden Deckungssummen ab:

für den Todesfall€ 512.000,00
für den Invaliditätsfall€ 512.000,00

Die Versicherung deckt sowohl private als auch berufliche Unfälle ab (24 Stunden/Tag). Sie erlischt mit dem Tage Ihres Ausscheidens aus den Diensten der Gesellschaft.

The company will take out accident insurance to your benefit with the following sums insured:

in case of death€ 512,000.00
in case of invalidity€ 512,000.00

The insurance covers both private and job-relating accidents (24 hours/day). The insurance will expire on the date of your leaving the service of the company.

Urlaub Sie haben Anspruch auf einen bezahlten Jahresurlaub von dreißig (30) Arbeitstagen.	Holiday You shall be entitled to thirty (30) working days' annual paid holiday.

Nebentätigkeit Sie verpflichten sich, Ihre ganze Arbeitskraft in den Dienst der Gesellschaft zu stellen.	Secondary occupation You undertake to devote all your energies to the service of the company.
Die Übernahme jeder auf Erwerb gerichteten Nebentätigkeit bedarf der ausdrücklichen vorherigen Zustimmung der Gesellschaft. Dies gilt auch für die Mitwirkung in Aufsichtsorganen einer anderen Gesellschaft. Die Zustimmung wird erteilt, sofern nicht berechtigte betriebliche Interessen entgegen- stehen.

Before taking up any gainful secondary occupation the explicit consent of the company shall be required. This shall apply also to participation in supervisory bodies of another company. Consent will be given provided there is no conflict with legitimate internal interests.

Veröffentlichungen und Vorträge bedürfen insoweit der Zustimmung der Geschäftsführung, als dadurch die Interessen der Gesellschaft berührt werden.	Publications and presentations shall require the consent of management in so far as they affect the interests of the company.

Altersversorgung

Die betriebliche Altersversorgung wird in einem gesonderten Pensionsvertrag geregelt. Einzelheiten und genaue Bedingungen zur Altersversorgung werden dann gesondert ausgearbeitet und fester Bestandteil dieses Vertrages sein.

Geheimhaltung

Sie verpflichten sich, über alle Ihnen im Rahmen Ihrer Tätigkeit zur Kenntnis gelangenden betrieblichen Angelegenheiten, insbesondere Geschäfts- und Betriebsgeheimnisse, Stillschweigen zu bewahren. Diese Geheimhaltungspflicht dauert auch, soweit rechtlich zulässig, nach Beendigung des Dienstverhältnisses fort.

Company Pension

The company Pension Scheme will be covered by a separate pension contract. Details and precise conditions of the retirement pension will be formulated separately and shall then be a firm part of this contract.

Confidentiality

You undertake to maintain secrecy about all internal matters, especially business and industrial secrets, of which you acquire knowledge during your work. This obligation of confidentiality will continue, so far as legally admissible, after cessation of employment.

Bei Beendigung Ihres Anstellungs-verhältnisses geben Sie bitte eine schriftliche Erklärung darüber ab, daß sämtliche in Ihrem Besitz befindlichen Geschäftsunterlagen und -aufzeich-nungen sowie auch betriebliche Materialien, Statistiken, Konstruktions-zeichnungen etc. ordnungsgemäß zurückgegeben sind.

Upon cessation of your employment you shall be required to submit a written declaration to the effect that all business documents and records in your possession as well as working materials, statistics, design drawings etc. have been duly returned.

Vertragsdauer und Kündigung Dieser Anstellungsvertrag ist auf unbestimmte Zeit geschlossen und kann beiderseitig mit einer Frist von 6 Monaten zum Monatsende gekündigt werden.	Duration and termination This employment contract shall continue for an indefinite term and may be terminated mutually subject to 6 full months' notice.

Die Kündigung dieses Vertrages bedarf von beiden Seiten der Schriftform.

Sollte die Kündigung durch die Honeywell Friction Materials International GmbH erfolgen, so ist die Firma berechtigt, Sie innerhalb der Kündigungsfrist von der Arbeit - unter Fortzahlung der Bezüge - freizustellen.

Zur Aufrechterhaltung ungekürzter Ansprüche auf Arbeitslosengeld sind Sie verpflichtet, sich spätestens 3 Monate vor Beendigung des Arbeitsverhältnisses persönlich bei der Agentur für Arbeit arbeitssuchend zu melden.

Ohne dass es einer Kündigung bedarf, endet das Anstellungsverhältnis mit Ablauf des Monats, in dem Sie eine ungeminderte Altersrente nach § 35, SGB VI in Anspruch nehmen können oder in dem Ihnen eine unbefristete Rente wegen vollständiger Erwerbs-minderung zugebilligt wird oder Sie eine Altersrente, gleich aus welchem Rechtsgrund, beziehen.

Das Anstellungsverhältnis kann darüber hinaus aus wichtigem Grund gemäß § 626 Abs.1 BGB außerordentlich gekündigt werden.

Notice of termination of this contract by either party must be given in writing.

If notice is given by Honeywell Friction Materials International GmbH, the company will be entitled to exempt you from work within the period of notice while continuing to pay your salary.

In order to maintain full rights to unemployment benefit you are obliged to report in person to the labour office as a job seeker 3 months before expiry of the contract at the latest.

Employment shall end, without need for notice, at the end of the month in which you will be able to call upon a not reduced pension, in accordance with § 35, SGB VI, or in which you will be allowed an unlimited pension due to full reduction in earning capacity or you will receive an old-age pension, no matter for which legal ground.

The company reserves the right of extraordinary termination for important reasons according to §626, article 1 German Civil Code (BGB).

Sofern in einem Zusammenhang die Betriebszugehörigkeit Bemessungs-grundlage für eine Leistung ist, wird Ihre bisherige Betriebszugehörigkeit zu einem Unternehmen des Federal-Mogul-Konzerns angerechnet. Ihre Betriebszugehörigkeit zu Federal-Mogul beginnt mit dem 5. März 2008.

If in any context the length of service is a basis for the assessment of a benefit, then your previous period of service with a company in the Federal-Mogul group shall be taken into account. Your seniority with Federal-Mogul starts from March 5th, 2008.

Die Gesellschaft verarbeitet die im Rahmen Ihres Anstellungsverhältnisses erhobenen persönlichen Daten zur vertragsgemäßen Abwicklung des Anstellungsvertrages. Hierzu zählt neben der Verarbeitung zu Abrechnungszwecken insbesondere die zu Verwaltungs- und Planungszwecken.

Darüber hinaus können zur Abwicklung und Gestaltung des Anstellungs-verhältnisses erforderliche persönliche Daten an im Rahmen der Matrix-Organisation zuständige Personen im globalen Konzernverbund weiter-gegeben werden.

Die Gesellschaft behält sich vor, im Rahmen ihrer Organisation konzernangehörige Gesellschaften oder Externe mit der zentralen Erbringung von Dienstleistungen zu beauftragen, die auch den Umgang mit Ihren persönlichen Daten betreffen.

The company will process the personal data collected in the course of your employment so that the employment contract can be implemented in accordance with the contract terms. This will include processing data both for accounting purposes and especially for administrative and planning purposes.

Furthermore, personal data necessary for implementing and organizing your employment may be forwarded to responsible individuals within the matrix organization in the global corporate setup.

The company reserves the right as part of its organizational measures to arrange for Group member companies or external entities to provide services centrally which also involve handling your personal data.

Sie sind verpflichtet, alle Erfindungen, die Sie während der Dauer des Anstellungsverhältnisses machen, unverzüglich der Geschäftsführung unter genauer Darlegung des Erfindungsgedankens schriftlich anzuzeigen. Erhalten Sie nicht innerhalb von vier Monaten nach Eingang der Erfindermeldung eine schriftliche Mitteilung, ob wir die Erfindung für uns in Anspruch nehmen, so erhalten Sie damit das freie Verfügungsrecht. Im Einzelnen gelten die gesetzlichen Bestimmungen, insbesondere auch hinsichtlich eines etwaigen Vergütungsanspruches.

You are obliged without delay to notify the management in writing of any inventions you make during the period of employment, providing an accurate description of the inventive idea. If within four months after receipt of notification of the invention you do not receive written notice as to whether we claim the invention for ourselves, then you will be entitled to dispose freely over it. Details shall be governed by the statutory provisions, including especially the matter of possible entitlement to remuneration.

Sie bestätigen, dass Sie von der im Federal-Mogul Konzern bestehenden Integrity Policy Kenntnis nehmen werden (Button Intranet FM eWorld Federal-Mogul Info Corporate Compliance Policies and Procedures I. General Integrity Policy German Integrity Policy & Certification Forms German Integritäts-Programm für FM Mitarbeiter.pdf Broschüre Integritäts-Programm für FM-Mitarbeiter). Sie erklären sich gleichzeitig damit einverstanden, die jährliche Wiederholung der Bestätigung elektronisch durchzuführen.

You confirm that you will take note of the existing Integrity Policy within the Federal-Mogul Group (Button Intranet FM eWorld Federal-Mogul Info Corporate Compliance Policies and Procedures I. General Integrity Policy English Integrity Policy & Certification Forms English Integrity Program for FM Employees.pdf Brochure Integrity Program for FM-Employee). At the same time you agree to carry out the annual repetition of the confirmation in electronic form.

Schlussbestimmungen Vereinbarungen außerhalb des Vertrages wurden nicht getroffen. Änderungen und Ergänzungen dieses Vertrages bedürfen zu ihrer Wirksamkeit der Schriftform.	Miscellaneous No agreements outside of the contract have been made. Changes and additions to this contract must be in writing in order to be effective.

Sollten einzelne Bestimmungen dieses Vertrages unwirksam sein oder werden, so berührt dies nicht die Gültigkeit der übrigen Bestimmungen. Anstelle evtl. Lücken des Vertrages sollte eine angemessene Regelung treten, die dem am nächsten kommt, was die Parteien nach ihrer wirtschaftlichen Zwecksetzung gewollt haben.

          Die deutsche Fassung dieses Anstellungsvertrages ist bindend, unabhängig von der englischen Übersetzung.

If any provisions of this contract are or become ineffective, this shall not affect the validity of the remaining provisions. Any omissions in the contract should be made good by the inclusion of a suitable provision which satisfies as closely as possible the economic intent of the parties.

The German version of this contract shall be controlling, irrespective of the English translation.

Honeywell
Friction Materials International GmbH    Einverstanden / accepted:

Dr. Rainer Bostel    Dr. Daniela Haller    Martin Hendricks

Herr
Martin Hendricks
- im Hause -

30. Januar 2015

ANSTELLUNGSVERTRAG (Änderung)	EMPLOYMENT CONTRACT (Amendment)
Sehr geehrter Herr Hendricks, Ihr Anstellungsvertrag ändert sich wie folgt:	Dear Mr. Hendricks, Your contract of employment will be amended as follows:

Pflichten und Verantwortung
Mit Wirkung vom 01.01.2015 werden Sie als President Global Braking and Regional President EMEA for Motorparts eingesetzt.

Der Dienstsitz ist Glinde.

Die Gesellschaft behält sich vor, das Tätigkeitsgebiet zu ändern oder zu ergänzen. Darüber hinaus kann Ihnen eine andere, vergleichbare Tätigkeit innerhalb des deutschen Federal-Mogul-Konzerns übertragen werden.

Duties and responsibility

With effect from January 1st, 2015, you will be employed as President Global Braking and Regional President EMEA for Motorparts.

The regular place of employment will be Glinde.

The company reserves the right to change or add to your duties. Furthermore, you may be assigned to another comparable position within the German Federal-Mogul group, involving transfer to another company.

Bezüge

Als Vergütung für Ihre Tätigkeit erhalten Sie ein festes Jahresgehalt in Höhe von

€ 335.000,-- brutto

(i. W. dreihundertfünfunddreizigtausend)

Das Gehalt wird nach Abzug der gesetzlichen Abgaben in 12 gleichen Teilbeträgen ausgezahlt.

Salary

As payment for your work you will receive a fixed annual salary of

€ 335.000,-- gross

(say three hundred thirty five-thousand)

The salary shall be paid in 12 equal monthly parts after deduction of the statutory charges.

Schlussbestimmungen

Vereinbarungen außerhalb dieser Vertragsänderung wurden nicht getroffen. Im Übrigen gelten die Bestimmungen des Anstellungsvertrages vom 24.07.2014 fort.

Änderungen und Ergänzungen dieser Vertragsänderung bedürfen zu ihrer Wirksamkeit der Schriftform.

Miscellaneous

No agreements outside of this contract amendment have been made. Incidentally the terms of the employment contract, from July 24th, 2014 are still valid.

Changes and additions to this contract amendment must be in writing in order to be effective.

Sollten einzelne Bestimmungen dieser Vertragsänderung unwirksam sein oder werden, so berührt dies nicht die Gültigkeit der übrigen Bestimmungen. Anstelle evtl. Lücken des Vertrages sollte eine angemessene Regelung treten, die dem am nächsten kommt, was die Parteien nach ihrer wirtschaftlichen Zwecksetzung gewollt haben.

Die deutsche Fassung dieser Vertragsänderung ist bindend, unabhängig von der englischen Übersetzung.

If any provisions of this contract amendment are or become ineffective, this shall not affect the validity of the remaining provisions. Any omissions in the contract should be made good by the inclusion of a suitable provision which satisfies as closely as possible the economic intent of the parties.

The German version of this contract shall be controlling, irrespective of the English translation.

Friction Products International GmbH		Einverstanden / accepted:

Scott Pepin SVP Global Human Resources	Christine Guffogg VP Human Resources Braking	Martin Hendricks